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                                                                    EXHIBIT 23.9

                         Consent of Independent Auditors

We consent to the reference to our firm under the capiton "Experts" and to the use of our reports dated December 6, 2001, with respect to the financial statements of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited, included in the Proxy Statement of Transworld Healthcare Inc. (presently known as Allied Healthcare International, Inc.) that is made a part of the Post Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-87340) and Prospectus of Allied Healthcare International, Inc. for the registration of 10,137,137 shares of its common stock and 7,773,660 shares of its Series A Preferred Stock.

                                              /s/ Ernst & Yound LLP

London, England
June 28, 2002